Exhibit 5 under Form N1-A
                               Exhibit EX-10 under item 601/Reg. S-K


                             FEDERATED STOCK TRUST

                          INVESTMENT ADVISORY CONTRACT


     This Contract is made between FEDERATED MANAGEMENT, a Delaware business trust having its principal place of business in Pittsburgh, Pennsylvania (hereinafter referred to as "Adviser"), and FEDERATED STOCK TRUST, a Massachusetts business trust having its principal place of business in Pittsburgh, Pennsylvania (hereinafter referred to as the "Fund"), and is based on the following premises:


          (a) That the Fund is an open-end management investment company as that term is defined in the Investment Company Act of 1940 and is registered as such with the Securities and Exchange Commission;

          (b) That Adviser is engaged in the business of rendering investment advisory and management services.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. The Fund hereby appoints Adviser as investment adviser and Adviser accepts the appointment. Subject to the direction of the Trustees of the Fund, Adviser shall provide investment research and supervision of the investments of the Fund and conduct a continuous program of investment evaluation and of appropriate sale or other disposition and reinvestment of the Fund's portfolio.
     2. Adviser, in its supervision of the investments of the Fund will be guided by the Fund's fundamental investment policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Fund and as set forth in the Registration Statements and exhibits as may be on file with the Securities and Exchange Commission.

     3. The Fund shall pay or cause to be paid all of its expenses, including, without limitation, the expenses of continuing the Fund's existence; fees and expenses of officers and Trustees of the Fund; fees for investment advisory services and administrative personnel and services; fees and expenses of preparing and printing amendments to its Registration Statements under the Securities Act of 1933 and the Investment Company Act of 1940; expenses of continuing the registration of the Fund and its shares under Federal and State laws and regulations; expenses of preparing, printing and distributing prospectuses (and any amendments thereto) to shareholders, interest expense, taxes, fees and commissions of every kind; expenses of issue (including cost of Shares certificates), purchase, repurchase, and redemption of shares, including expenses attributable to a program of periodic issue; charges and expenses of custodians, transfer agents, dividend disbursing agents; Shareholder servicing agents and registrars; printing and mailing costs, auditing, accounting and legal expenses; reports to shareholders and governmental officers and commissions; expenses of meetings of Trustees and shareholders and proxy solicitations therefor; insurance expenses; association membership dues and such nonrecurring items as may arise, including all losses and liabilities incurred in administering the Fund. The Fund will also pay such extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings and claims and the legal obligations of the Fund to indemnify its officers and Trustees and agents with respect thereto.

     4. Adviser agrees to accept as full compensation for all services rendered hereunder an investment advisory fee at an annual rate ranging from .75 of 1% on the first $500 million of average daily net assets of the Fund to 0.40 of 1% on average daily net assets in excess of $2 billion as specified below:

          (a)

   MAXIMUM INVESTMENT
       ADVISORY FEE       AVERAGE DAILY NET ASSETS OF THE FUND
          .75%              on the first $500 million
          .675%             on the next $500 million
          .600%             on the next $500 million
          .525%             on assets in excess of $500 million
          .40%              on amounts in excess of $2,000,000,000


          (b) Adviser shall reimburse the Fund (limited to the amount of the gross investment advisory fee computed in accordance with the provisions of subparagraph (a) of this paragraph 4) in any fiscal year or portion thereof, the amount, if any, by which the aggregate normal operating expenses of the Fund, including the gross investment advisory fee but excluding interest, taxes, brokerage commissions, Federal and state registration fees, expenses of withholding taxes and extraordinary expenses for such fiscal year or portfolio thereof exceed 1% of the average daily net assets of the Fund for such period. This obligation does not include any expenses incurred by shareholders who choose to avail themselves of the Transfer Agent's sub-accounting facilities. Such reimbursement will be accounted for and adjusted annually in accordance with generally accepted principles and any Rules and Regulations of the Securities and Exchange Commission applicable thereto.

          (c) Such fee shall be accrued daily at a rate of 1/365th of the investment advisory fee as set forth in the schedule above applied to the daily net assets of the Fund. The advisory fee so accrued shall be paid to Adviser daily.
     5. The net asset value of Fund Shares as used herein will be calculated to the nearest 1/10th of one cent.

     6. The Adviser may from time to time and for such periods as it deems appropriate reduce its compensation (and, if appropriate, assume expenses of the Fund) to the extent that the Fund's expenses exceed such lower expense limitation as the Adviser may, by notice to the Fund, voluntarily declare to be effective.

     7. The term of this Contract shall continue in effect for two years from the date of its execution and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if:
(a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Fund, including a majority of the Trustees who are not parties to this Contract or interested persons of any such party (other than as Trustees of the Fund) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Fund in writing at least sixty (60) days prior to the anniversary date of this Contract in any year thereafter that it does not desire such continuation.

     8. Notwithstanding any provision in this Contract, it may be terminated at any time, without the payment of any penalty, by the Trustees of the Fund or by a vote of the shareholders of the Fund on sixty (60) days' written notice to Adviser.

     9. This Contract may not be assigned by Adviser and shall automatically terminate in the event of any assignment. Adviser may employ or contract with such other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out this Contract.

     10. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties under this Contract on the party of Adviser, Adviser shall not be liable to the Fund or any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding or sale of any security.

     11. This Contract may be amended at any time by agreement of the parties, provided that the amendment shall be approved both by the vote of a majority of the Trustees of the Fund, including a majority of Trustees who are not parties to this Contract or interested persons of any such party to this Contract (other than as Trustees of the Fund), cast in person at a meeting called for that purpose, and by the folders of a majority of the outstanding voting securities of the Fund.

     12. The parties hereto acknowledge that Federated Investors has reserved the right to grant the non-exclusive use of the name "Federated" or any derivative thereof to any other investment company, investment adviser, distributor, or other business enterprise, and to withdraw from the Fund the use of the name "Federated." The name "Federated" will continue to be used by the Fund so long as such use is mutually agreeable to Federated Investors and the Fund.

     13. Adviser is hereby expressly put in notice of the limitation of liability as set forth in Article XI of the Declaration of Trust and agrees that the obligations assumed by the Fund pursuant to this Contract be limited in any case to the Fund and its assets and Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund, the Trustees, officers, employees, or agents of the Fund, or any of them.

     14. This Contract shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

     15. The Fund is hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of the Adviser and agrees that the obligations assumed by the Adviser pursuant to this Contract shall be limited in any case to the Adviser and its assets and, except to the extent permitted by the Investment Company Act of 1940, the Fund shall not seek satisfaction of any such obligation from the shareholders of the Adviser, the Trustees, officers, employees or agents of the Adviser, or any of them.



     IN WITNESS WHEREOF, the parties have caused this Contract to be executed on their behalf by their duly authorized officers and their seals to be affixed hereto this 1st day of August 1989.


ATTEST:                         FEDERATED MANAGEMENT



/s/ John W. McGonigle           By:  /s/ Edward C. Gonzales
                    Secretary                  Vice President

ATTEST:                         FEDERATED STOCK TRUST



/s/ John W. McGonigle           By:  /s/ John F. Donahue